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                                 EXHIBIT (4)(a)

                              Consulting Agreement
                     with Stephen Krause and Timothy Mahoney

                              CONSULTING AGREEMENT

         Consulting Agreement ("Agreement") made this 16th day of August, 1999 by and between PEACHTREE FIBEROPTICS, INC., a Delaware corporation ("Peachtree" or the "Company"), and STEPHEN KRAUSE ("Krause") and TIMOTHY MAHONEY ("Mahoney"), (collectively the "Consultants").

                              W I T N E S S E T H:

         A. Peachtree desires to engage the services of Consultants to assist the Company in identifying viable candidates with which the company may merger and acquisition candidates (hereinafter collectively referred to as "Acquisitions") and, at the request of Peachtree to assist in the management of any such Acquisitions; and

         B. Consultants are desirous of performing such services on behalf of Peachtree.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1. CONSULTING SERVICES.

                  1.1 Upon the terms and subject to the conditions contained in this Agreement, Consultants hereby agree that they shall, during the term of this Agreement, devote sufficient time and effort on behalf of Peachtree (and whether or not Peachtree is the survivor thereof) (i) in the identification and evaluation, of Acquisitions (whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise) for the account of Peachtree upon such terms and conditions as are acceptable to Peachtree and (ii) if requested by Peachtree, assist in managing each such consummated Acquisition. Notwithstanding anything to the contrary in the preceding sentence, Peachtree shall not be required to consummate an Acquisition with any company identified by Consultants and each Acquisition proposed by Consultants to be made by Peachtree shall be subject to the approval of Peachtree which approval may be withheld or delayed for any reason in Peachtree's sole and absolute discretion.

                  1.2 Following any consummated Acquisition of a Target Company (as hereinafter defined) by Peachtree or an Affiliate (as hereinafter defined), at the written request of



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Peachtree, Consultants shall assist, subject to the direction of Peachtree's
Board of Directors, with the management and day-to-day operations of such Acquisition.

                  1.3 Consultants shall submit an acquisition proposal to Peachtree with regard to each Acquisition which is introduced or identified by Consultants, excluding vFinance.com or Union Atlantic LC (a "Target Company"). Each such analysis shall include the business and marketing plan and financial pro-formas with respect to such proposed Acquisition. If any Target Company is acquired by Peachtree during the term of this Agreement or for one (1) year hereafter, Consultants shall be entitled to the fees set forth in subparagraph
3.2 hereof. During the term of this Agreement, Consultants shall, at least quarter-annually, report to Peachtree on its activities regarding the targeting of Acquisitions, the status of Acquisitions in progress and a summary of the activities and financial results of Acquisitions made.

         2. TERM. The Agreement shall be for a term of one (1) year from the date hereof.

         3. COMPENSATION. Peachtree shall pay the following compensation to Consultants in consideration for the services to be rendered hereunder:

                  3.1 There shall be issued to Consultants an aggregate of 80,000 shares of Common Stock, $.01 par value (the "Options"), of Peachtree in consideration for their services of which 40,000 shares are issuable to Krause and 40,000 shares are issuable to Mahoney. It is intended that the shares of Common Stock issued will be fully registered securities under the Securities Act of 1933 as amended.

                  3.2 The Company and the Consultants shall be subject to a non-exclusive ongoing merger and acquisitions agreement ("MGA"). The initial term of the M&A agreement will be for one year. All compensation for completed M&A work will be paid in the aggregate to Consultants and be split equally between them. The Company shall only be obligated to pay to Consultants a fee for M&A transactions involving a Target Company. The formula for compensation shall be based on the Lehman Formula of:

                5% of the first one million dollars in gross transaction value; 4% of the next million dollars in gross transaction value;
                3% of the next million dollars in gross transaction value;
                2% of the next million dollars in gross transaction value; and 1% of the balance in gross transaction value over the first four million dollars.

                  Transaction value shall not include licensing, distribution or joint marketing contracts. Fees under the M&A relationship will be paid in cash or shares of Peachtree's restricted Common Stock, at Peachtree's sole option.

                  3.3 Management fees payable pursuant to subparagraph 3.2 hereof shall be in lieu of any other compensation to which Consultants may otherwise be entitled for acting as consultant or any like capacity in respect of a consummated Acquisition.



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          4. EXPENSES. Unless otherwise approved by Peachtree, Consultants shall bear all expenses incurred by it prior to written acceptance by Peachtree of a proposal by Consultants with respect to the Acquisition of a Target Company on behalf of Peachtree. Thereafter, subject to Peachtree's prior written approval, all out-of-pocket expenses of Consultants, legal, accounting and other fees to third parties in connection with or in respect of such proposed Acquisition shall be paid by Peachtree promptly when due.

          5. BREACH OF CONTRACT. The sole remedy of Peachtree in respect of any material breach of this Agreement by Consultants shall be to terminate this Agreement upon the giving of thirty (30) days prior written notice, but no such termination shall affect the fees payable pursuant to subparagraphs 3.1 hereof.

          6. PURCHASE OF SHARES. The Shares shall be issued solely in exchange for the contemplated services and appropriate investment restrictions shall be noted against the Shares unless registered under the Securities Act of 1933 as amended. Consultants agree to acquire the Shares for investment and will not dispose of the Shares in the absence of registration thereof or applicable exemption under the Securities Act of 1933 as amended.

          7. REGISTRATION. The Company agrees to provide Consultants with registration rights at the Company's cost and expense and include 80,000 of the Shares in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         9. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

         10. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.




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         11. NO ASSIGNMENT. This Agreement is not assignable by Consultants except to any entity in which a majority in interest is owned by Consultants, but shall be assignable by Peachtree solely upon the consent of Consultants.

         12. HEADINGS. The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

         13. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         15. OTHER ACTIVITIES. Nothing contained herein shall prevent Consultants from acquiring or participating in the acquisition of a Target Company proposed by Consultants to be acquired by Peachtree where such proposal is rejected by Peachtree or fails in its consummation for any reason (unless such failure of consummation is caused by the bad faith of Consultants). The foregoing shall be subject to such other activity not interfering with the performance by Consultants of the services to be rendered to Peachtree under this Agreement and that such Acquisition is acquired at a price and upon terms and conditions no more favorable than those offered to Peachtree.

         16. DISCLAIMER. Consultants acknowledge that they have made a full and independent inquiry regarding Peachtree and have been afforded access to such Peachtree materials as they requested and that, in entering into this Agreement, they have not in any manner directly or indirectly relied on any warranty or representation by Peachtree, its officers, directors, agents, legal counsel or accountants concerning Peachtree and/or its stock as to matters past, present or future.

         17. NOTICES. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to the last address of record of the applicable parties unless changed by way of written notice.




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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                      PEACHTREE FIBEROPTICS, INC.




                                      By:
                                         ----------------------------------
                                         Leonard J. Sokolow, Managing Agent




                                         ----------------------------------
                                         Steven Krause, Individually




                                         ----------------------------------
                                         Timothy Mahoney, Individually